The Penn Mutual Life Insurance Company

Philadelphia, PA 19172

(215) 956-8000

www.pennmutual.com

September 24, 2010

Board of Trustees

The Penn Mutual Life Insurance Company

Philadelphia, PA 19172

Re:	Individual Variable and Fixed Deferred Annuity with Flexible Purchase Payments
SEC Registration Statement—SEC File No. 333-69386

Ladies and Gentlemen:

In my opinion the variable annuity contract, initially registered with the U.S. Securities and Exchange Commission under post-effective amendment no. 14 to the above-referenced registration statement, will, when issued, be legally issued and represent legal obligations of the Company.

I hereby consent to the inclusion of this opinion in the above-referenced registration statement as an exhibit.

Sincerely,

/s/ Franklin L. Best, Jr.
Franklin L. Best, Jr. Managing Corporate Counsel